EXHIBIT 21


Subsidiaries of the Registrant
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
1.   Compania de Juguetes Mexicanos, S.A. de C.V. (99%)   (Mexico)
2.   MEI Holding Company F Corp.                          (Delaware)
3.   MEI Holding Company S Corp.                          (Delaware)
4.   MRV, Inc.                                            (Delaware)
5.   Marvel Characters, Inc.                              (Delaware)
6.   Marvel Entertainment Group, Inc.                     (Delaware)
7.   Marvel Restaurant Venture Corp.                      (Delaware)
8.   Spiderman Merchandising L.P. (50%)                   (Partnership)
9.   Toy Biz International Limited (99%)                  (Hong Kong)
10.  UMRV Co. (30%)                                       (Partnership)
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